Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT — MARCUM LLP

We consent to the inclusion in this Registration Statement of GP Investments Acquisition Corp. on Amendment No. 2 to Form S-4, File No. 333-219101, of our report dated March 16, 2017, with respect to our audits of the financial statements of GP Investments Acquisition Corp. as of December 31, 2016 and 2015 and for the year ended December 31, 2016 and for the period from January 28, 2015 (inception) through December 31, 2015, which report appears in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy Statement/Prospectus.

/s/ Marcum LLP
Marcum LLP
New York, NY
August 30, 2017